Exhibit 10.1

MANAGEMENT COMPENSATION AGREEMENT

THIS MANAGEMENT COMPENSATION AGREEMENT (“Agreement”) is effective October 1, 2004, (“Effective Date”) by and between MAIR Holdings, Inc., a Minnesota corporation, (“the Company”), and Paul F. Foley, 19 Tall Pines Drive, Weston, CT 06883, (“Executive”).

ARTICLE 1

EMPLOYMENT

1.01                           Employment.  The Company hereby agrees to continue to employ Executive as its President and Chief Executive Officer and Executive hereby accepts and agrees to such employment from and after the Effective Date of this Agreement based upon the terms and conditions stated herein.  During the Term of Executive’s employment, he shall be eligible to receive the compensation and benefits as set forth in Article 3 of this Agreement.

1.02                           Duties.  Executive shall generally have the authority, responsibilities, and perform such duties as are customarily held and performed by the President and Chief Executive Officer in comparable companies, including, among other things, developing and implementing the Company’s strategic and operational plans, recruiting and developing strong senior management, allocating resources to achieve the Company’s strategic and financial objectives, establishing effective financial controls and management, managing external and internal communications and relationships, and ensuring a strong relationship with the Company’s Board of Directors (“Board”).  Executive shall also render such additional services and duties as may reasonably be requested of Executive from time to time by the Board.

1.03                           Best Efforts.  Executive agrees that he will devote his full time and attention to, and at all times faithfully, industriously, loyally, and to the best of his ability, experience, and talents perform, all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.

1.04                           Reporting.  Executive shall report to the Board, and any committee thereof as the Board shall direct, and shall generally be subject to the direction, orders and advice of the Board.

ARTICLE 2

TERM OF EMPLOYMENT AND AGREEMENT

2.01                           Term.  The Term of this Agreement and Executive’s employment with the Company hereunder shall be four (4) years from the Effective Date through September 30, 2008, subject to the provisions set forth in Articles 4, 5, and 6 of this Agreement.

ARTICLE 3

COMPENSATION AND BENEFITS

3.01                           Base Salary.  Executive will be paid an annualized base salary of Three Hundred Fifty Thousand and no/100 Dollars ($350,000.00).  Executive’s base salary shall be payable in equal semi-monthly installments pursuant to the Company’s normal payroll procedures and dates and subject to applicable withholdings.

3.02                           Incentive Bonus.  Executive shall be eligible to receive annual discretionary incentive bonus compensation in an amount up to 100% of Executive’s annualized base salary, based upon achievement of personal and overall Company goals as are determined and approved by the Board’s Compensation Committee (“Compensation Committee”).  The payment schedule of any such bonus and the target goals may be changed within the Compensation Committee’s discretion.  Any dispute between Executive and the Company as to the amount of, or entitlement to, any bonus shall be promptly addressed by the Compensation Committee.

3.03                           Special One-Time Bonus.  Upon execution of this Agreement, and conditioned on Executive remaining employed by the Company throughout the four-year Term of this Agreement, Executive will be paid a Special One-Time Bonus of Five Hundred Thousand and no/100 Dollars ($500,000.00), less applicable withholdings.  Subject to the provisions of Articles 5 and 6 of this Agreement, Executive agrees that if his employment terminates during the Term pursuant to Section 4.01 or Section 4.05 hereof, he will be obligated to repay to the Company a portion of the Special One-Time Bonus according to the following schedule:

Period In Which Termination Occurs	Amount of Repayment

From the Effective Date through the first anniversary of the Effective Date	$200,000.00

From the first day following the first anniversary of the Effective Date through the second anniversary of the Effective Date	$150,000.00

From the first day following the second anniversary of the Effective Date through the third anniversary of the Effective Date	$100,000.00

From the first day following the third anniversary of the Effective Date through the fourth anniversary of the Effective Date	$50,000.00

Executive shall repay such amount to the Company within one (1) month after termination of his employment.  Executive agrees that, subject to applicable law, the Company may offset any amounts owing by Executive under this Section 3.03 against any amount owed by the Company to Executive at the time of separation.

3.04                           Vesting Retention Bonus.  Conditioned upon Executive remaining employed by the Company during the four-year Term of this Agreement, Executive will be paid a Vesting Retention Bonus of Four Hundred Thousand and no/100 Dollars ($400,000.00), subject to applicable withholdings.  If Executive remains then employed by the Company, this Vesting Retention Bonus shall vest and be paid in three installments as follows: $100,000.00 upon the second anniversary of the Effective Date of this Agreement; $100,000.00 upon the third anniversary of the Effective Date of this Agreement; and $200,000.00 upon the fourth anniversary of the Effective Date of this Agreement.  Subject to the provisions of Articles 5 and 6 of this Agreement, if Executive’s employment terminates prior to conclusion of the Term of this Agreement, any unvested portion of this Vesting Retention Bonus shall be unearned and unpaid.

3.05                           Fringe Benefits.  Executive shall be eligible to receive such fringe benefits as are, and may be, made available to other senior executive employees of the Company from time to time in the exclusive discretion of the Compensation Committee.  Such benefits may include, but are not limited to, a medical and dental plan, short term disability plan, long term disability plan, supplemental disability insurance, life insurance plan, supplemental executive life insurance plan, and qualified and nonqualified 401(k) plans.  The Company may, without any prior notice, discontinue or modify any benefit already provided or as may be provided in the future, within the exclusive discretion of the Compensation Committee, only if such benefits are uniformly discontinued or modified for all senior executives of the Company.

3.06                           Vacation, Holidays and Other Leaves of Absence.  Executive shall be eligible for vacation, holidays, sick leave and all other leaves of absence in accordance with the Company’s stated standard personnel policies.

3.07                           Business Expenses.  The Company shall reimburse Executive, in accordance with its policies and procedures in effect from time to time, for all reasonable out-of-pocket business expenses which are incurred by Executive in connection with the performance by him of his duties hereunder.

3.08                           Living Expense Allowance.  The Company shall provide Executive with an annual living expense allowance in the amount of $75,000.00 (Seventy-Five Thousand and No/100 Dollars), so long as Executive maintains his legal residence in Westin, Connecticut or another location similarly beyond a reasonable commuting distance from the Company’s headquarters.

3.09                           Flight Benefits.  Executive shall be eligible to receive flight passes for business or personal use entitling Executive, his spouse and dependents under age 21 to travel without charge on Mesaba and Northwest Airlines at the highest level of priority then available to senior executives of the Company.  Executive acknowledges that the Company cannot provide him any assurance that Northwest Airlines will continue to provide flight benefits to the Company’s senior executives.

3.10                           Stock Based Awards.  Pursuant to the terms and conditions of the Company’s 2000 Stock Incentive Plan or such successor plan as may then be in effect, Executive shall be eligible to receive, and the Compensation Committee in its sole discretion may from time to time grant, options to purchase shares of the Company’s common stock, awards of restricted stock, stock appreciation rights or other stock based awards.

ARTICLE 4

TERMINATION

4.01                           By The Executive.  Executive may resign his position and terminate his employment and this Agreement by giving the Board one (1) month written notice of his intention to resign.  If requested by the Board, Executive agrees to cooperate in training his successor until his actual separation date.  In the event of such resignation, and subject to the provisions of Article 6 of this Agreement, the only compensation payable to Executive shall be his base salary earned, and any installment of his Vesting Retention Bonus vested under Section 3.04, as of the effective date of his resignation.  Executive shall not be entitled to or paid any pro-rated or other portion of any bonus under Section 3.02.

4.02                           By The Company Upon Executive’s Inability to Perform.  The Company may, subject to applicable law, terminate this Agreement and Executive’s employment by giving Executive one (1) month written notice if Executive, due to sickness or injury, is prevented from carrying out his essential job functions for a period of six (6) months or longer.  In the event of such termination, the only compensation payable to Executive shall be his base salary earned, and any installment of his Vesting Retention Bonus vested under Section 3.04, as of the effective date of his termination; provided, however, that Executive may, as the Compensation Committee may in its discretion determine, receive a pro-rated or other portion of any bonus to which Executive was otherwise eligible under Section 3.02.

4.03                           Upon Executive’s Death.  Executive’s employment and this Agreement will be deemed terminated upon the death of the Executive.  In the event of such termination, the only compensation payable to Executive shall be his base salary earned, and any installment of his Vesting Retention Bonus vested under Section 3.04, as of the effective date of his termination; provided, however, that Executive’s estate may, as the Compensation Committee may in its discretion determine, receive a pro-rated or other portion of any bonus to which Executive was otherwise eligible under Section 3.02.

4.04                           By The Company Without Cause.  The Company may, subject to the provisions of Article 5 of this Agreement, terminate this Agreement and Executive’s employment by giving Executive one (1) month written notice.

4.05                           By The Company For Cause.  Any other provision of this Agreement notwithstanding, the Company may terminate Executive’s employment and this Agreement without notice if the termination is based on any of the following events, which shall constitute Cause:

(a)                                  Executive embezzles funds or otherwise misappropriates the assets of the Company, is convicted in a court of law of or pleads guilty or no contest to a felony or any criminal activity involving dishonesty, fraud, breach of trust or involving money or property of the Company, or engages in any public conduct that has a material detrimental effect on the Company; or

(b)                                 Executive materially (i) breaches any of the provisions of this Agreement or (ii) fails to perform Executive’s duties and responsibilities consistent with the lawful directions of the Board; provided, however, that the Company shall first have given Executive written notice of his breach of the terms of this Agreement or failure to perform and Executive shall have failed to remedy such violation within 30 calendar days of the receipt of such notice.

In the event of such termination, and notwithstanding any contrary provision otherwise stated, the only compensation payable to Executive shall be Executive’s base salary earned through the date of termination.

4.06                           Resignation of Officer and Director Status.  Upon termination of employment hereunder for any reason, Executive shall be deemed to have resigned from all employment, officer and director positions he then holds with the Company or with any affiliated entity.

4.07                           Non-disparagement.  Upon termination of employment hereunder for any reason, Executive agrees that he shall not disparage or defame the Company, its directors, officers, employees, services or products.  The provisions of this Section 4.07 shall survive termination of this Agreement indefinitely.

4.08                           Cooperation.  Upon termination of employment hereunder for any reason, Executive agrees to be reasonably available for consultation with and provide assistance to Company representatives with respect to matters and issues within Executive’s job responsibilities or knowledge during Executive’s employment.  This reasonable cooperation will include without limitation transfer and identification of all business files and status reports on matters under Executive’s responsibility.  Executive also agrees that he shall reasonably assist the Company with any litigation brought by or against the Company involving matters occurring during the period of his employment hereunder.  Similarly, Executive agrees that he will not voluntarily assist any third party regarding claims or litigation involving the Company.  The provisions of this Section 4.08 shall survive termination of this Agreement indefinitely.

ARTICLE 5

SEVERANCE

5.01                           Termination Prior to Completion of the Term.  If the Company terminates Executive’s employment without Cause prior to completion of the Term pursuant to Section 4.04 above, the Company shall:

(a)                                  pay Executive (i) his base salary earned through the effective date of termination and (ii) a pro-rated or other portion of any bonus to which Executive was otherwise eligible under Section 3.02;

(b)                                 pay Executive as severance pay, each month for twelve (12) consecutive months following Executive’s termination, two (2) times Executive’s monthly base salary in effect at the time of separation, less applicable withholdings, beginning one (1) month after termination;

(c)                                  if Executive timely elects to continue Executive’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, continue to pay on Executive’s behalf the Company’s customary share of premiums for such coverage for the lesser of eighteen (18) months or such time as Executive’s COBRA/continuation rights expire;

(d)                                 waive its right to the repayment provision set forth in Section 3.03 regarding Executive’s Special One-Time Bonus;

(e)                                  pay Executive the remainder of his Vesting Retention Bonus set forth in Section 3.04 as though fully vested;

(f)                                    cause all unvested stock options held by Executive to immediately vest and be exercisable for a period to be determined by the Compensation Committee; and

(g)                                 continue Executive’s flight benefits under Section 3.09 for the twelve (12) month period immediately following the termination of Executive’s employment.

5.02                           Termination On or After Completion of the Term.  If Executive (i) is terminated without Cause upon completion of the Term or (ii) remains employed by the Company upon completion of the Term and thereafter is terminated without Cause, the Company shall:

(a)                                  pay Executive (i) his base salary earned through the effective date of termination and (ii) a pro-rated or other portion of any bonus to which Executive was otherwise eligible under Section 3.02; and

(b)                                 pay Executive as severance pay, each month for twelve (12) consecutive months following Executive’s termination, two (2) times Executive’s monthly base salary in effect at the time of separation, less applicable withholdings, beginning one (1) month after termination;

(c)                                  if Executive timely elects to continue Executive’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, continue to pay on Executive’s behalf the Company’s customary share of premiums for such coverage for the lesser of eighteen (18) months or such time as Executive’s COBRA/continuation rights expire;

(d)                                 cause all unvested stock options held by Executive to immediately vest and be exercisable for a period to be determined by the Compensation Committee; and

(e)                                  continue Executive’s flight benefits under Section 3.09 for the twelve (12) month period immediately following the termination of Executive’s employment.

5.03                           No Other Payments.  Executive agrees that the payment of severance under this Article 5 shall be in lieu of any other compensation to which he might claim entitlement as a result of the termination of his employment.

5.04                           Executive Must Sign Release.  Executive understands and agrees that, notwithstanding any other provision of this Agreement, the Company’s obligation to make payment under this Article 5 is expressly conditioned upon Executive signing and delivering to the Company a release of claims in the form attached hereto as Appendix A, as may be modified in conformance with applicable law.  No payments shall be made until Executive has signed the release and any rescission periods stated therein have expired without any such rescission by Executive.

5.05                           Survival.  The payment obligations of this Article 5 resulting from Executive’s termination under Section 5.02 shall survive termination of this Agreement.

ARTICLE 6

CHANGE IN CONTROL

6.01                           Change In Control Severance Compensation.  If within one (1) year after a Change in Control, Executive resigns his employment pursuant to Section 4.01, then the Company, its successors or assigns, shall, in lieu of any severance pay under Article 5 of this Agreement:

(a)                                  pay Executive (i) his base salary earned through the effective date of termination and (ii) a pro-rated or other portion of any bonus to which Executive was otherwise eligible under Section 3.02;

(b)                                 pay Executive as severance pay, each month for twelve (12) consecutive months following his termination, two (2) times Executive’s monthly base salary in effect at the time of separation, less applicable withholdings, beginning one (1) month after termination;

(c)                                  if Executive timely elects to continue Executive’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, continue to pay on Executive’s behalf the Company’s customary share of premiums for such coverage for the lesser of eighteen (18) months or such time as Executive’s COBRA/continuation rights expire;

(d)                                 waive its right to the repayment provision set forth in Section 3.03 regarding Executive’s Special One-Time Bonus;

(e)                                  pay Executive the remainder of his Vesting Retention Bonus set forth in Section 3.04 as though fully vested;

(f)                                    cause all unvested stock options held by Executive to immediately vest and be exercisable for a period to be determined by the Compensation Committee; and

(g)                                 continue Executive’s flight benefits under Section 3.09 for the twelve (12) month period immediately following the termination of Executive’s employment.

6.02                           Change In Control Defined.  For the purposes of this Agreement, “Change in Control” shall mean any one or more of the following that occurs during the Term of this Agreement:

(a)                                  The shareholders of the Company approve any consolidation, merger, or reorganization of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the outstanding voting securities or other capital interests of the Company would be converted into cash, securities, or other property, other than a consolidation, merger, or reorganization in which 75% or more of the outstanding voting and equity securities or other capital interests of the surviving, resulting, or acquiring corporation or other legal entity are owned immediately after such event, by the holders of the Company’s voting securities in substantially proportionate amounts to their respective ownership of voting securities of the Company immediately prior to such event;

(b)                                 The Company sells, leases, exchanges, or transfers (in one transaction or a series of transactions) all or substantially all of its business or assets to any other corporation or other legal entity of which less than 75% of the outstanding voting and equity securities or other capital interests of such corporation or other legal entity in the aggregate is owned directly or indirectly, immediately after such sale, by holders of the Company’s voting securities, in substantially proportionate amounts to their respective ownership of voting securities of the Company immediately prior to such sale;

(c)                                  The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(d)                                 Any person other than (i) the Company, (ii) a subsidiary of the Company, (iii) any employee benefit plan sponsored by the Company, or (iv) Northwest Airlines Corporation or any “affiliate” or “associate” of Northwest Airlines Corporation as such terms are defined under the Securities Exchange Act of 1934 (the “Exchange Act”), has become the beneficial owner (as defined under Rule 13d-3 or any successor rule) of 25% or more of the combined voting power of the Company’s then outstanding voting securities ordinarily having the right to vote in the election or directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, whether or not directly from the Company, or otherwise;

(e)                                  Northwest Airlines Corporation, or any “affiliate” or “associate” (as such terms are defined under the Exchange Act) of Northwest Airlines Corporation, has become the beneficial owner (as defined under Rule 13d-3 or any successor rule) of 51% or more of the combined voting power of the Company’s then outstanding voting securities ordinarily having the right to vote in the election of directors as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, whether or not directly from the Company, or otherwise; or

(f)                                    At any time during any period of 24 consecutive months, individuals who at the beginning of any such 24-month period constitute the directors of the Company cease for any reason to constitute at least a majority of the directors of the Company, unless the election or the nomination for election by the Company’s shareholders of each new director of the Company was approved by (i) a nominating committee of the Board that is independent within the meaning of the Qualitative Listing Requirements for Nasdaq National Market Issuers or (ii) a vote of at least three-fourths of the directors of the corporation then still in office who were directors of the Company at the beginning of any such 24-month period.

6.03                           Successors Or Assigns Defined.  For purposes of this Article 6, “successors or assigns” shall mean a corporation or other entity or person acquiring all or substantially all the stock, assets, and/or business of the Company whether by agreement, operation of law, or otherwise.

6.04                           No Other Payments.  Executive agrees that the payment of Change in Control severance benefits under this Article 6 shall be in lieu of any other compensation to which he might claim entitlement as a result of the termination of his employment prior to completion of the Term.

6.05                           Executive Must Sign Release.  Executive understands and agrees that, notwithstanding any other provision of this Agreement, the Company’s obligation to make payment under this Article 6 is expressly conditioned upon Executive signing and delivering to the Company a release of claims in the form attached hereto as Appendix A, as may be modified in conformance with applicable law.  No payments shall be made until Executive has signed the release and any rescission periods stated therein have expired without any such rescission by Executive.

6.06                           Section 280G Parachute Payments.  If the Change in Control severance compensation under this Article 6, either alone or together with other payments to Executive from the Company or its subsidiaries, would constitute a “parachute payment” as defined in Internal Revenue Code (“Code”) Section 280G, such severance compensation shall be reduced to the largest amount as will result in no portion of the severance compensation payments under this Article 6 being subject to the excise tax imposed by the provisions of Code Section 4999 or being disallowed as deductions to the Company under Code Section 280G.  The determination of any reduction in the severance compensation payments under this Article 6 pursuant to the foregoing provision shall be made by the Company’s independent public accountants in good faith after consultation with the Company and Executive, and such determination shall be conclusive and binding.  The Company shall cooperate in good faith with the independent public accountants and Executive in making such determination and in providing the necessary information for this purpose.

6.07                           Survival.  The payment obligations of this Article 6 resulting from Executive’s resignation following a Change in Control shall survive termination of this Agreement.

ARTICLE 7

NONDISCLOSURE

7.01                           Disclosure Prohibited.  Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during the Term or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret, privileged or proprietary information of the Company or its subsidiaries, including without limitation, whether or not reduced to writing, customer lists, customer files or information, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which Executive has prepared, acquired or become acquainted with during his employment by the Company.  Executive acknowledges that the above-described knowledge or information is the property of the Company or its subsidiaries that constitutes a unique and valuable asset and represents a substantial investment by the Company or its subsidiaries, and that any disclosure or other use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company.  Executive agrees to at all times maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to the Company or its subsidiaries, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation.  Upon termination of Executive’s employment for any reason, Executive shall promptly return to the Company all such confidential, trade secret, privileged or proprietary information, including all copies thereof, then in Executive’s possession, control or influence, whether prepared by Executive or others.

7.02                           Public Information.  The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is published or becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to the Company by any third party.

7.03                           Remedies For Breach.  In the event of a breach or threatened breach by Executive of the provisions of this Article 7, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret, privileged or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive and suspension or termination of the severance payments being made to the Executive under Articles 5 or 6.  Executive and the Company agree that in the event of a disputed proceeding regarding Executive’s compliance with the provisions of this Article 7, the prevailing party shall be entitled to recover his or its costs of litigation and reasonable attorney fees incurred as a result.

7.04                           Disciplinary Action.  The Executive understands and agrees that any violation of this Article 7 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment pursuant to Section 4.05 hereof.

7.05                           Survival.  The provisions of this Article 7 shall survive termination of this Agreement indefinitely.

ARTICLE 8

NONCOMPETITION AND NON-RECRUITMENT

8.01                           Bases For Restriction.  The Company and Executive recognize and agree that: (i) Executive’s services are of special, unique and extraordinary value to the Company, (ii) Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers and employees; and (iii) provision for non-competition and non-recruitment obligations by Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential and proprietary business information.  In light of these considerations, this Article 8 sets forth the terms and conditions of Executive’s obligations of non-competition and non-recruitment during the Term of, and subsequent to, the termination of this Agreement and/or Executive’s employment for any reason.

8.02                           Noncompetition Agreement.  Unless the obligation is waived or limited by the Company as set forth herein, Executive agrees that during the Term of Executive’s employment pursuant to this Agreement and for a period of twenty-four (24) months thereafter, Executive will not directly or indirectly engage in or be interested in any competitive business which offers, markets or sells its services or products within the territory in which the Company and its subsidiaries engage, or actively propose to engage, in business at the time of Executive’s termination.  Executive shall be deemed to be engaged in or interested in a business if Executive acts as a stockholder, director, officer, employee, salesman, sales representative, agent, partner, individual proprietor, consultant or otherwise, but not if such interest is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.  Among all other competitive actions that are likewise restricted, Executive shall not cause or attempt to cause any existing or prospective customer, vendor or account who then has a relationship with the Company for current or prospective business to divert, terminate, limit or in any adverse manner modify, or fail to enter into any actual or potential business with the Company.

8.03                           Company Waiver.  At its sole option, the Company may, by express written notice to Executive, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity or the scope of such competitive activity.

8.04                           Non-recruitment Agreement.  For a period of twenty-four (24) months following termination of Executive’s employment for any reason, Executive will not initiate or actively participate in any other employer’s recruitment, solicitation, or hiring of any of the Company’s employees.

8.05                           Remedies For Breach.  Executive agrees that breach by him of the provisions of this Article 8 will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive and suspension or termination of the severance payments being made to the Executive under Articles 5 or 6.  Executive and the Company agree that in event of a disputed proceeding regarding Executive’s compliance with the provisions of this Article 8, the prevailing party shall be entitled to recover his or its costs of litigation and reasonable attorney fees incurred as a result.  To the extent that the Executive is in violation of any of the provisions contained in this Article 8, the applicable period shall be tolled during such period of non-compliance, the intent of which is to provide the Company with the full period of compliance as stated herein.

8.06                           Disciplinary Action.  The Executive understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment pursuant to Section 4.05 hereof.

8.07                           Survival.  The obligations contained in this Article 8 shall survive the termination of this Agreement indefinitely.

ARTICLE 9

INTELLECTUAL PROPERTY

9.01                           Disclosure and Assignment.  Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or copyrightable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the period of Executive’s employment hereunder, whether or not during regular working hours, relating either directly or indirectly to the business, services, practices or techniques of the Company or its subsidiaries (hereinafter referred to as “Developments”).  Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of such Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive’s right, title and interest in and to any and all of such Developments.

9.02                           Exclusion Under Minnesota Law.  The provisions of Section 9.01 shall not apply to any Development meeting the following conditions: (a) such Development was developed entirely on Executive’s own time; and (b) such Development was made without the use of any the Company’s equipment, supplies, facility or trade secret information; and either (c) such Development does not result from any work performed by Executive for the Company, or (d) such Development does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development.

9.03                           Assist the Company.  Upon request and whether during the period of Executive’s employment hereunder or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign letters patent, including, but not limited to, design patents, or other applicable registrations, on any and all of such Developments, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.  Executive will not be entitled to compensation for acts performed under this Section 9.03 (other than reimbursement for all reasonable expenses) if the Employee is employed by the Company at the time such acts are performed.  If Executive is not employed by the Company at the time such acts are performed, and if the performance by Executive of such acts causes Executive to lose compensation from other sources, the Company will pay Executive reasonable compensation for such acts.

9.04                           Keep and Maintain Records.  Executive will keep reasonably complete accounts, notes, data and records of all Developments in the manner and form requested by the Company.  Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all but one copy thereof, to the Company upon the conclusion of his employment.

9.05                           Remedies For Breach.  Executive agrees that breach by him of the provisions of this Article 9 will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Executive of the provisions of this Article 9, the Company shall be entitled to an injunction restraining Executive from breach of this Article 9, without posting a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive and suspension or termination of the severance payments being made to the Executive under Articles 5 or 6.  Executive and the Company agree that in event of a disputed proceeding regarding Executive’s compliance with the provisions of this Article 9, the prevailing party shall be entitled to recover his or its costs of litigation and reasonable attorney fees incurred as a result.

9.06                           Disciplinary Action.  The Executive understands and agrees that any violation of this Article 9 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment pursuant to Section 4.05 hereof.

9.07                           Survival.  The obligations contained in this Article 9 shall survive the termination of this Agreement indefinitely.

ARTICLE 10

MISCELLANEOUS

10.01                     Governing Law.  This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.

10.02                     Interpretation.  Pursuant to its authority previously granted and delegated by the Board, the Compensation Committee has the discretion to interpret, determine, and apply the provisions of this Agreement.

10.03                     Headings.  The captions and headings contained herein are not part of this Agreement, but are only for the convenience of the parties and do not in any way modify or amend any of the terms, covenants or conditions of this Agreement.

10.04                     Successors.  This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity.  This Agreement may be assigned by the Company and the Company shall require any successors or assigns as defined in Section 6.03 to expressly assume and agree to perform the Company’s obligations under this Agreement.

10.05                     Waiver.  The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee.

10.06                     Modification.  Other than Executive’s stock option agreements with the Company as in existence as of the Effective Date of this Agreement, this Agreement supercedes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement, which are hereby revoked.  The parties agree that this Agreement (a) is the entire understanding and agreement between the parties and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

10.07                     Severability and Blue Penciling.  To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

10.08                     Notice.  Any notice required or permitted to be given under this Agreement shall be deemed to have been delivered on the date following the day the notice is deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, and addressed as follows:

If to Executive:	Paul F. Foley
19 Tall Pines Drive
Weston, CT 06883

or such other address as Executive elects by giving such to the Company with not less than 30 days advance written notice.

If to the Company:	MAIR Holdings, Inc.
Fifth Street Towers, Suite 1725
150 South Fifth Street
Minneapolis, MN 55402
Attn: Chief Financial Officer

or such other address as the Company elects by giving such to Executive with not less than 30 days advance written notice.

10.09                     Arbitration.  All justiciable claims and disputes arising out of or relating to Executive’s employment relationship with the Company, or regarding the making or interpretation of this Agreement, including any claim of fraud in the inducement, shall be decided by binding arbitration in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association, unless the parties mutually agree in writing otherwise.  Among such claims and disputes, Employee and the Company agree that, to the extent permitted by law, all those arising out of federal, state, or local statutes, ordinances or regulations shall be decided by such binding arbitration, including without limitation those claims and disputes arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Family and Medical Leave Act, each as may have been amended, or any state or local discrimination law including the Minnesota Human Rights Act.  This agreement to arbitrate does not apply to any claims Executive may have for workers compensation or unemployment compensation benefits or to any claims the Company may have for injunctive relief.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year indicated below.

MAIR HOLDINGS, INC.			EXECUTIVE:

By:	/s/ Robert E. Weil		/s/ Paul F. Foley
Paul F. Foley
	Its:	Chief Financial Officer

Dated: October 21, 2004			Dated: October 21, 2004

APPENDIX A

RELEASE

Definitions.  Specific terms I use in this Release have the following meanings:

1.                                       “I,” “me,” and “my” include both me and anyone who has or obtains any legal rights or claims through me.

2.                                       “Company” means MAIR Holdings, Inc., its predecessors, successors, assigns, affiliates, subsidiaries and related entities, and all of the foregoing entities’ owners, officers, directors, shareholders, partners, employees, agents, consultants, representatives, attorneys, trustees, and administrators, and each of their affiliated entities.

3.                                       “My Claims” means all rights, demands, actions, and causes of action seeking any relief of any kind, including damages, costs, liabilities, expenses and compensation of any nature, whether for compensatory or punitive damages, including but not limited to claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Family and Medical Leave Act, each as may have been amended, or any state or local discrimination law including the Minnesota Human Rights Act, and those based on wrongful discharge, breach of an implied or express contract, promissory estoppel, emotional distress, defamation, misrepresentation, fraud, breach of public policy, common law, good faith and fair dealing, invasion of privacy, negligence or other breach of duty, retaliation, harassment or any other claim that I now have or that may later arise out of the relationship between me and the Company to date, whether known or unknown, foreseen or unforeseen, at the time of signing this Release.  This Release shall not affect my rights regarding acts occurring after the date I sign this Release or my right to challenge the enforceability of this Release.

Agreement to Release My Claims.  I am receiving certain benefits from the Company that are separately stated in my Management Compensation Agreement.  In exchange for those benefits and by signing this Release, I am agreeing to give up forever all My Claims against the Company.  The benefits I am receiving is full and fair payment for the release of all My Claims.  I acknowledge that the Company does not owe me anything, directly or indirectly, in addition to what I will be receiving under my Management Compensation Agreement.

Agreement to Not Sue.  I also represent that I have not and will not institute any lawsuit against or otherwise sue the Company based on My Claims.  If I do sue the Company regarding My Claims, I agree that this Release shall be a total and complete bar to any recovery or relief by me.

No Admissions.  I agree that the Company does not admit that it is or may be in any way responsible or legally obligated to me in any way.

Consideration of Agreement.  I agree that the Company allowed me up to 21 days from the day I received this Release to review it and sign it.  I understand that the Company told me that I could consult with a lawyer prior to signing if I wanted to.

Right to Rescind.  I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate any claims I believe I may have under the federal Age Discrimination in Employment Act and within fifteen (15) calendar days of signing it to reinstate any claims I believe I may have under the Minnesota Human Rights Act.  My Management Compensation Agreement severance payments will not be effective or enforceable until these rescission periods expire without my having exercised my right to rescind.  To be effective, my rescission, if any, must be in writing and delivered to the Company to the attention of Chief Financial Officer, MAIR Holdings, Inc., Fifth Street Towers, Suite 1725, 150 South Fifth Street, Minneapolis, Minnesota 55402, either by hand or by mail within the relevant rescission period.  If sent by mail, the rescission must be (a) postmarked within the 7-day or 15-day period, (b) properly addressed to the Company, and (c) sent by Certified Mail, Return Receipt Requested.

I have read this Release carefully and understand all its terms.  I have had an opportunity to discuss this Release with legal counsel of my own choosing.  I am signing this Release voluntarily and without duress.

Dated:
Paul F. Foley